                                                                  EXHIBIT 12.3

               SC International Services, Inc and Subsidiaries and
               Caterair International Corporation and Subsidiaries Computation of Combined Pro Forma Ratio of Earnings to Fixed Charges
     (Unaudited with respect to the nine months ended September 30, 1996 and
     1997)
                             (Dollars in Thousands)


                                                                                    Twelve
                                                                                    Months
                                     Year Ended                                      Ended
                                    December 31, Nine Months Ended September 30, September 30,
                                    ------------   --------------------------   -----------
                                            1996          1996           1997          1997
                                    ------------   -----------    -----------   -----------
Fixed charges:
   Interest expense                       59,156        44,418         46,185        60,923
   Implicit interest in rent              28,329        21,267         21,724        28,786
                                    ------------   -----------    -----------   -----------


   Total fixed charges                    87,485        65,685         67,909        89,709
                                    ============   ===========    ===========   ===========

Earnings:
   Earnings before provision for
    income taxes                          13,470         5,710         30,562        38,322
   Fixed charges                          87,485        65,685         67,909        89,709
                                    ------------   -----------    -----------   -----------

   Earnings, as defined                  100,955        71,395         98,471       128,031
                                    ============   ===========    ===========   ===========

Ratio of earnings to fixed charges           1.2           1.1            1.5           1.4
                                    ============   ===========    ===========   ===========

Deficiency of earnings                       N/A           N/A            N/A           N/A
                                    ============   ===========    ===========   ===========